Exhibit 99

Family Dollar Issues Statement Following Filing by Trian

MATTHEWS, N.C.--(BUSINESS WIRE)--July 28, 2010--Family Dollar Stores, Inc. (NYSE: FDO) today issued a statement in response to the Schedule 13D filed today with the Securities and Exchange Commission by Trian Fund Management, L.P.:

Family Dollar’s Board of Directors and management team are dedicated to building value for all shareholders. The Company is interested in the views and opinions of its shareholders and recently met with representatives of Trian Fund Management, L.P.

Over the last several years, Family Dollar has invested to improve processes and capabilities throughout the organization. As a result, the Company has achieved nine consecutive quarters of double-digit earnings per share growth, significantly expanded operating margins and improved inventory productivity.

The Company noted that its stock price has appreciated by more than 41% so far this year, as compared with a slight decline for the S&P 500 Index and a 0.8% decline in the S&P Retail Composite during the same period. For the three years ending July 27, 2010, the Company’s stock price has appreciated by more than 30% as compared to a decline of 23.6% for the S&P 500 Index and a decline of 15.8% in the S&P Retail Composite over the same period.

Further, Family Dollar continues to return excess cash to its shareholders through dividends and share repurchases. Through the first three quarters of fiscal 2010, the Company has paid approximately $58 million in dividends and repurchased approximately $272 million of its common stock. At the end of the third quarter of fiscal 2010, Family Dollar had approximately $190 million remaining under its current share repurchase authorization.

As the Company has previously disclosed, Family Dollar is investing to drive stronger revenue growth and to further expand operating margins. The Company plans to update investors on its business initiatives, strategic plans and financial outlook when it reports results for the fiscal year ended August 28, 2010.

About Family Dollar

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,700 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment plans, net sales, comparable store sales, cost of sales, SG&A expenses, earnings per diluted share, dividends and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

CONTACT:
Family Dollar Stores, Inc.
Investor Contact:
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com
or
Media Contact:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com